PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)         REGISTRATION NO.  333-54662


                                [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Retail HOLDRS" section of the base prospectus shall be replaced with the following:

                                                        Share         Primary
                 Name of Company(1)      Ticker        Amounts    Trading Market
-------------------------------------   --------      ---------  ---------------
Albertson's, Inc.                         ABS             8            NYSE
Amazon.com, Inc.                          AMZN            7           NASDAQ
Best Buy Co., Inc.                        BBY             6            NYSE
Costco Wholesale Corporation              COST            8           NASDAQ
CVS Corporation(2)                        CVS            14            NYSE
Federated Department Stores                FD             4            NYSE
Kohl's Corporation                        KSS             6            NYSE
Limited Brands, Inc.                      LTD             8            NYSE
Lowe's Companies, Inc.                    LOW            14            NYSE
RadioShack Corporation                    RSH             3            NYSE
Safeway Inc.                              SWY             9            NYSE
Target Corporation                        TGT            16            NYSE
The Gap, Inc.                             GPS            16            NYSE
The Home Depot, Inc.                       HD            40            NYSE
The Kroger Co.                             KR            15            NYSE
The May Department Stores Company         MAY             6            NYSE
The TJX Companies, Inc.                   TJX            10            NYSE
Walgreen Co.                              WAG            19            NYSE
Wal-Mart Stores, Inc.                     WMT            36            NYSE


(1) In connection with a merger of Sears, Roebuck and Co. (NYSE: "S") and Kmart Holding Corporation, Sears, Roebuck and Co. will no longer be an underlying constituent of the Retail HOLDRS Trust. The Bank of New York received cash payments in the amount of $300.00 for the 6 shares of Sears, Roebuck and Co. common stock per 100 share round lot of the Retail HOLDRS. The Bank of New York distributed the cash at a rate of $3.00 per depositary share on April 8, 2005.

(2) As a result of a 2 for 1 stock split of CVS Corporation (NYSE: "CVS") on June 10, 2005, the number of shares of CVS Corporation represented by each 100 round lot of Retail HOLDRS has been increased from 7 shares to 14 shares.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.